Exhibit 99.1

Csquare Reports Third Quarter 2026 Results and Business Highlights

•
Delivered 25.6% year-over-year revenue growth to $302.3 million, reflecting sustained demand and continued customer deployments across Csquare's enterprise infrastructure platform.
•
Achieved record bookings of $66.1 million, marking Csquare's 14th consecutive quarter of sequential bookings growth across enterprise, network, cloud and higher-density deployments.
•
Entered Q4 with approximately $114 million of contracted annualized revenue backlog, including approximately $104 million expected to commence over the next twelve months.
•
Continued to expand capacity to meet contracted demand, commissioning approximately 12 MW during Q3 and ending the quarter with 428 MW contracted against 397 MW of sellable capacity.
•
Maintained strong customer retention, with quarterly net revenue churn of 1.9% and continued strength in advance customer commitments.
•
Continued disciplined capital deployment, investing $149 million in growth at an average build multiple of approximately 4x and approximately $16 million in recurring capital expenditures.
•
Reported net loss of $88.1 million, primarily reflecting $58.6 million of IPO-related transaction and compensation costs, as well as higher year-over-year interest expense. Net margin for the quarter was (29.2%).
•
Adjusted EBITDA increased 44.3% to $132.1 million, with Adjusted EBITDA margin expanding to 47.8% from 40.5%.
•
Strengthened the balance sheet following the July IPO, using proceeds to repay approximately $1.1 billion of debt

Dallas, Texas – November 9, 2026 – Csquare, Inc. (NYSE: CSQR) ("Csquare" or the "Company"), a leading provider of carrier-neutral data center solutions, today reported financial results for its fiscal third quarter ended September 30, 2026.

“Our third quarter results demonstrate strong and disciplined execution by our team and continued momentum across the business,” said Spencer Mullee, Chief Executive Officer of Csquare. “We delivered strong revenue growth, record bookings and meaningful operating leverage while continuing to benefit from strong demand for our carrier-neutral digital infrastructure platform.”

"These results reflect the solidity of our recurring revenue model and low net revenue churn, the strength of customer demand across our markets, and the operating leverage inherent in our business as Adjusted EBITDA margin expanded to 47.8% from 40.5% in the prior year period. Following our initial public offering in July, which resulted in $1.1 billion of debt reduction, our business is well positioned to continue executing on our strategy to deliver high-quality digital infrastructure across our urban core-focused portfolio.”

"Demand for our offering remains strong and continues to accelerate. The strength of our platform is resonating in the market across traditional enterprise and higher density deployments as new and existing customers deploy and expand workloads on our platform. We believe our diversified portfolio, disciplined capital allocation strategy, and deep customer relationships position Csquare to continue capitalizing on a strong demand and pricing environment. We remain focused on targeting high-quality customers, a diverse set of customers spanning multiple industries, and contracts that provide long-term, predictable cash flow."

Third Quarter 2026 Highlights

Revenues

Third quarter total revenue increased 25.6% year-over-year to $302.3 million, compared to $240.8 million in the prior year period. Growth was driven by continued demand for the Company's colocation platform, customer deployments across existing and newly acquired facilities, and expansion of recurring infrastructure services. Revenue excluding metered power increased 22.1% to $276.2 million, underscoring the continued strength of the Company's recurring revenue base and customer expansion activity.

Commercial Activity

Csquare posted bookings of $66.1 million in the third quarter, representing the Company's 14th consecutive quarter of sequential bookings growth. The quarter was characterized by continued expansion of the commercial pipeline, strong pricing, and customers increasingly committing capacity further in advance of deployment requirements. Management believes these trends reflect ongoing supply constraints in many markets and growing customer focus on delivery certainty and long-term infrastructure planning.

Bookings were generated across enterprise customers, network providers, cloud-related deployments and higher-density infrastructure requirements. In addition, a significant portion of third-quarter bookings are expected to be deployed on shorter timelines than historical averages due to the utilization of existing capacity and targeted infrastructure upgrades rather than large-scale shell expansion projects.

Net Loss

Net loss for the third quarter of 2026 was $88.1 million, compared to a net loss of $29.8 million in the third quarter of 2025. The increase in net loss was primarily driven by higher year-over-year interest expense, IPO-related transaction costs, post-IPO stock-based compensation expenses, and costs associated with terminating certain pre-IPO compensation arrangements.

Adjusted EBITDA

Adjusted EBITDA increased 44.3% year-over-year to $132.1 million, compared to $91.6 million in the third quarter of 2025. Adjusted EBITDA margin expanded to 47.8%, compared to 40.5% in the prior-year period, reflecting continued revenue growth, disciplined operating execution, and the inherent operating leverage of the Company's highly recurring business model.

A reconciliation of Adjusted EBITDA to Net Loss is included in the financial tables accompanying this release.

2026 Guidance Summary

For the full year 2026, Csquare expects total revenues between $1.14 and $1.16 billion, Adjusted EBITDA between $490 and $500 million, recurring capital expenditures between $50 and $60 million, and non-recurring growth capital expenditures between $620 and $640 million.

Metric	Updated 2026 Outlook	Prior Outlook
Total Revenue	$1,140 – $1,160 million	$1,130 – $1,170 million
Adjusted EBITDA	$490 – $500 million	$460 – $480 million
Recurring Capital Expenditures	$50 - $60 million	$55 - $65 million
Growth Capital Expenditures	$620 - $640 million	$610 - $660 million

The Company does not provide a reconciliation of forward-looking Adjusted EBITDA because certain items that affect the comparable GAAP measure cannot be reasonably provided without unreasonable effort.

Business Highlights

•
Generated record bookings of $66.1 million, marking the Company's 14th consecutive quarter of sequential bookings growth and reflecting sustained demand across enterprise, cloud, and network customers.
•
Solid customer retention, with quarterly net revenue churn of 1.9% in line with the prior year period and within management expectations.
•
Expanded contracted power capacity by nearly 47% year-over-year to 428 MW, supported by strategic acquisitions and continued customer deployments. Contracted utilization reached 108%, demonstrating demand that exceeds current sellable capacity and is supported by the Company's development pipeline and planned capacity expansions.
•
Commissioned approximately 12 MW of additional power capacity vs. prior quarter to increase sellable power to 397 MW as part of the Company’s ongoing focus to invest in attractive, high return capacity expansion projects.
•
Continued investing in long-term growth, deploying $149 million of growth capital expenditures during the quarter while investing an additional $16 million in recurring capital expenditures to maintain and enhance the Company's core infrastructure platform.

IPO Highlights

During July 2026, Csquare successfully completed its initial public offering of 50.0million shares of common stock at a public offering price of $21.00 per share and commenced trading on the New York Stock Exchange under the ticker symbol NYSE:CSQR.

On July 27, 2026, the underwriters exercised their option to purchase an additional 7.499 million shares at the initial public offering price. In aggregate, the offering generated approximately $1.16 billion in net proceeds after underwriting discounts and commissions.

The IPO represents a significant milestone in the Company's evolution and strengthens its ability to execute its long-term growth strategy. As a public company, Csquare believes it is well positioned to benefit from enhanced access to capital markets, increased visibility among customers and investors, and greater strategic and financial flexibility.

The Company used the net proceeds to repay outstanding indebtedness, significantly reducing leverage and strengthening its balance sheet to support future investment opportunities.

Conference Call and Webcast Information

Csquare will host a conference call to discuss its third quarter 2026 results.

Date: November 9, 2026

Time: 5:00pm ET

Webcast: https://app.webinar.net/BDWvy4K8QLk

A live webcast of the conference call will be available in the Investor Relations section of the Company's website. A replay of the webcast will be available shortly following the conclusion of the event.

About Csquare

Csquare is a leading North American digital infrastructure platform providing carrier-neutral colocation data centers. The company owns and operates a geographically diverse portfolio of data centers across major metropolitan markets in the United States, Canada and the United Kingdom. Csquare delivers secure, reliable infrastructure solutions to enterprise, network, cloud and technology customers, supporting critical workloads, hybrid cloud environments and AI-enabled applications.

Headquartered in Coppell, Texas, Csquare is committed to operational excellence and long-term customer partnerships.

Learn more at www.Csquare.com.

Key Business Metrics

	Q3 2026	Q3 2025
Contracted Power Capacity	428 MW	292 MW
Sellable Power Capacity	397 MW	331 MW
Contracted Power Sold	108%	88%
Net Revenue Churn	1.9%	1.9%
Bookings (Annualized)	$66.1M	$49.5 M

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures, including Adjusted EBITDA and FFO. Management believes these measures provide useful supplemental information regarding the Company's operating performance, and underlying business trends. These measures should not be considered as alternatives to financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most directly comparable GAAP measures are included in the accompanying financial tables.

We prepare our financial statements in conformity with U.S. GAAP, though we believe evaluating our ongoing results of operations may be difficult if limited to reviewing only GAAP financial measures. Accordingly, we use non-GAAP financial measures to supplement our evaluation of our operations.

We believe that these non-GAAP financial measures, when taken collectively with our U.S. GAAP financial statements, may be helpful to investors because they allow for greater transparency into what measures we use in operating our business and measuring our performance and enable comparison of financial trends and results between periods where items may vary independent of business performance. These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. Because of these limitations, our non-GAAP financial measures should not be considered in isolation or as substitutes for net (loss) income, or any other measure calculated in accordance with U.S. GAAP, as applicable, and should be considered together with our GAAP financial measures and the reconciliations to the corresponding GAAP financial measures set forth in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net (loss) income, excluding (i) income taxes, (ii) interest expense, (iii) depreciation and amortization, (iv) gain on lease modification, (v) loss on extinguishment of debt, (vi) bargain purchase gain, (vii) stock-based compensation, (viii) other income (loss), net, and (ix) transaction and other costs. Transaction and other costs consist primarily of acquisition and integration costs, restructuring costs, costs associated with our initial public offering, and employee bonuses and loan extinguishment expenses directly attributable to specific transactions. The employee bonuses and loan extinguishment costs are recorded within Selling, marketing, general and administrative expenses in our Condensed Consolidated Statements of Operations. Management uses Adjusted EBITDA as a key measure of our operating performance and to assess the results of our business excluding certain items that we believe are not indicative of our core operating results. In addition, we believe Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in the evaluation of data centers and other real estate companies. However, because Adjusted EBITDA is calculated before recurring cash charges, including interest expense and income taxes, which represent significant recurring cash charges necessary to operate our business, and is not adjusted for capital expenditures or other recurring cash requirements of our business, it should not be considered a measure of liquidity or an indicator of our cash flows and its utility as a measure of our performance is limited. Further, Adjusted EBITDA does not reflect our cash requirements or our ability to generate cash to meet those obligations. Other companies may calculate Adjusted EBITDA differently than we do and, as a result, Adjusted EBITDA may not be comparable to other companies’ Adjusted EBITDA. Accordingly, Adjusted EBITDA should not be viewed in isolation or as a substitute for net (loss) income or any other performance measure calculated in accordance with U.S. GAAP.

Note: Adjusted EBITDA margin excludes metered power revenue.

Funds from Operations

Management uses FFO, which is a non-GAAP financial measure commonly used in the real estate industry. This measure is used by management to evaluate performance corresponding to the retail colocation data center industry which has similarities to other real estate type companies. FFO is calculated in accordance with the standards approved by the Board of Governors of the National Association of Real Estate Investment Trusts. FFO represents net (loss) income (calculated in accordance with GAAP), excluding, when applicable (i) loss or gain from the disposition of real estate assets, (ii) depreciation and amortization and (iii) impairment write-downs of real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

Management uses FFO as a supplemental performance measure because, in excluding the items identified in the calculation, it provides a performance measure that, when compared year over year, captures trends in utilization rates, pricing and operating costs. In addition, we believe FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of data centers and other real estate companies. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our data centers that result from use or market conditions, or the level of capital expenditures necessary to maintain the operating performance of our data centers, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other companies may calculate FFO differently than we do and, as a result, FFO may not be comparable to other companies’ FFO. Accordingly, FFO should not be considered in isolation or as a substitute for net (loss) income or any other performance measure calculated in accordance with U.S. GAAP.

Discussion of Non-GAAP Financial Measures

	Three Months Ended September 30,
(dollars in thousands)	2026	2025
Adjusted EBITDA	$132,096	$91,566
FFO	$(3,242)	$33,242

	Nine Months Ended September 30,
(dollars in thousands)	2026	2025
Adjusted EBITDA	$360,697	$277,290
FFO	$56,057	$112,283

Adjusted EBITDA increased by $40.5 million, or 44.3%, to $132.1 million for the three months ended September 30, 2026, compared to $91.6 million for the three months ended September 30, 2025, and increased by $83.4 million, or 30.1%, to $360.7 million for the nine months ended September 30, 2026, compared to $277.3 million for the nine months ended September 30, 2025. This increase reflected continued improvement in operating performance across our platform, driven by growth in recurring colocation and other revenues, the impact of acquired sites, and operating leverage from our cost structure.

	Three Months Ended September 30,
(dollars in thousands)	2026	2025
Net loss	$(88,149)	$(29,811)
Adjustments:
Interest expense	71,448	59,668
Income tax expense (benefit)	14	(4,556)
Depreciation and amortization	84,907	63,053
Loss on extinguishment of debt	6,833	1,568
Other loss (income), net	(4,791)	(472)
Stock-based compensation	32,116	—
Transaction and other costs	29,718	2,116
Adjusted EBITDA	$132,096	$91,566

	Nine Months Ended September 30,
(dollars in thousands)	2026	2025
Net loss	$(202,929)	$(78,654)
Adjustments:
Interest expense	252,637	165,787
Income tax expense (benefit)	495	(12,213)
Depreciation and amortization	258,986	190,937
Loss on extinguishment of debt	6,833	6,881
Other loss (income), net	762	(2,097)
Gain on lease modification	(40,043)	(51)
Stock-based compensation	32,116	—
Transaction and other costs	51,840	6,700
Adjusted EBITDA	$360,697	$277,290

FFO decreased by $36.5 million, or 110%, to negative $3.2 million for the three months ended September 30, 2026, compared to $33.2 million for the three months ended September 30, 2025, and decreased by $56.2 million, or 50%, to $56.1 million for the nine months ended September 30, 2026, compared to $112.3 million for the nine months ended September 30, 2025. This decrease was primarily attributable to an increase in net loss, primarily driven by higher year-over-year interest expense resulting from the assumption of the 2021 ABS Notes in connection with the 2025 Portfolio Acquisition and interest incurred on additional ABS notes issued during the latter part of 2025, as well as from transaction and compensation costs related to our IPO. These impacts were partially offset by improved operating performance driven by growth in recurring revenue and gain on lease modification incurred during the second quarter.

The following table presents the calculation of FFO for the periods presented, with a reconciliation to the most comparable GAAP metric:

	Three Months Ended September 30,
(dollars in thousands)	2026	2025
Net loss	$(88,149)	$(29,811)
Adjustments:
Depreciation and amortization	84,907	63,053
FFO	$(3,242)	$33,242

	Nine Months Ended September 30,
(dollars in thousands)	2026	2025
Net loss	$(202,929)	$(78,654)
Adjustments:
Depreciation and amortization	258,986	190,937
FFO	$56,057	$112,283

Supplemental Financial Information

The following information is presented solely as supplemental financial information to assist investors in evaluating certain components of our financial results and cash requirements. The individual items are not intended to represent, and should not be aggregated or considered, a separate financial performance or liquidity measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2026	2025	2026	2025
Selected supplemental financial information:
Net favorable leasehold interest amortization(1)	$1,029	$2,333	$3,054	$7,006
Transaction and other costs(2)	29,718	2,116	51,840	6,700
Stock-based compensation	32,116	—	32,116	—
Amortization of deferred financing costs	10,546	6,992	34,662	18,829
Loss on extinguishment of debt	6,833	1,568	6,833	6,881
Deferred income tax loss (benefit)	112	(4,860)	(6,451)	(13,027)
Recurring capital expenditures(3)	$(15,762)	$(12,916)	$(41,009)	$(31,364)

(1) Net favorable/unfavorable leasehold interest amortization represents the periodic amortization of favorable and unfavorable lease terms associated with operating leasehold interests acquired in conjunction with business acquisitions. A favorable leasehold interest is recorded when the acquired lease terms are below current market rates. Conversely, an unfavorable leasehold interest is recorded when the acquired lease terms are above current market rates. These amounts are amortized on a straight-line basis over the remaining lease term, including renewal periods that are reasonably certain to be exercised. For operating leases, the favorable and unfavorable lease terms are recognized as a component of operating lease cost and presented within cost of revenues, excluding depreciation and amortization in the Consolidated Statements of Operations.

(2)Transaction and other costs include cash incentive compensation and loan extinguishment costs associated with the settlement of legacy pre-IPO incentive compensation arrangements in connection with the IPO. The cash incentive compensation and loan extinguishment costs associated with the settlement of legacy pre-IPO incentive compensation arrangements totaled $25.3 million and $33.6 million for the three and nine months ended September 30, 2026, respectively, and were recorded within Selling, marketing, general and administrative expenses in our unaudited condensed consolidated statements of operations. No such costs were recorded during the three and nine months ended September 30, 2025.

(3)Recurring capital expenditures represent capital expenditures associated with maintaining and extending the useful lives of data centers and other assets that support current revenues.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the Company's expectations, beliefs, objectives, plans, strategies, future performance, growth opportunities, market demand, trends in bookings, portfolio optimization, AI inference adoption, embedded expansion opportunities, capital allocation strategy, financial position and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "seek," "should," "target," "will," "would," and similar expressions.

Forward-looking statements are based on management's current expectations and assumptions and are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others, changes in general economic conditions; our concentration in certain geographic areas; demand for colocation and connectivity services; competition; the availability of utility power, fiber connectivity and other critical infrastructure; customer demand and retention; our customer concentration; the pace and extent of AI adoption; a long sales cycle for our products and services; the Company's ability to execute its growth strategy and expansion projects; capital market conditions; regulatory developments; cybersecurity incidents; delays in planned development projects; and the other risks described in the Company's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-1.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, Csquare undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Investor Relations

IR@csquare.com

Michael Bowen, SVP Investor Relations

michael.bowen@csquare.com

917-685-8071

www.Csquare.com

Csquare, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	$302,332	$240,758	$853,145	$718,268
Costs and operating expenses:
Cost of revenues, excluding depreciation and amortization	141,995	129,230	411,655	375,368
Selling, marketing, general and administrative	85,622	19,962	146,514	65,610
Depreciation and amortization	84,907	63,053	258,986	190,937
Gain on lease modification	—	—	(40,043)	(51)
Transaction and other costs	4,453	2,116	18,235	6,700
Total costs and operating expenses	316,977	214,361	795,347	638,564
Income from operations	(14,645)	26,397	57,798	79,704
Interest expense	(71,448)	(59,668)	(252,637)	(165,787)
Loss on extinguishment of debt	(6,833)	(1,568)	(6,833)	(6,881)
Other (loss) income, net	4,791	472	(762)	2,097
Loss before income taxes	(88,135)	(34,367)	(202,434)	(90,867)
Income tax (expense) benefit	(14)	4,556	(495)	12,213
Net loss	$(88,149)	$(29,811)	$(202,929)	$(78,654)

Net loss per share:
Basic and diluted	$(0.58)	$(0.29)	$(1.70)	$(0.76)
Weighted average common shares outstanding:
Basic and diluted	151,369	103,887	119,674	103,887

Csquare, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$34,743	$140,159
Restricted cash	209,282	263,257
Due from related parties	7,557	144,451
Accounts receivable, net	162,690	90,708
Prepaid assets	12,517	7,013
Other current assets	74,089	73,307
Current assets held for sale	30,165	—
Total current assets	531,043	718,895
Property and equipment, net	4,165,581	3,951,089
Right-of-use assets	301,455	355,237
Goodwill	503,529	541,493
Intangible assets, net	390,881	436,299
Other assets	139,716	91,410
Total assets	$6,032,205	$6,094,423

Liabilities and stockholders'/member's equity (deficit)
Current liabilities:
Accounts payable	$72,705	$34,477
Accrued expenses	126,181	128,606
Due to related parties	8,821	—
Contract liabilities, current	111,140	96,358
Operating lease liabilities, current	40,584	41,755
Finance lease liabilities, current	11,384	15,020
Current liabilities held for sale	19,596	—
Total current liabilities	390,411	316,216
Contract liabilities, net of current portion	228,146	122,762
Long-term debt, net of deferred financing costs	3,842,667	4,755,553
Operating lease liabilities, net of current portion	290,511	391,577
Finance lease liabilities, net of current portion	421,842	428,364
Deferred tax liabilities	121,148	165,600
Other liabilities, non-current	40,219	41,097
Total liabilities	5,334,944	6,221,169
Stockholders'/member's equity (deficit):
Member's interest	—	1,094,620
Common stock	1,666	—
Additional paid-in capital	2,268,253	—
Accumulated deficit	(1,558,042)	(1,225,641)
Accumulated other comprehensive (loss) income	(14,616)	4,275
Total stockholders'/member's equity (deficit)	697,261	(126,746)
Total liabilities and stockholders'/member's equity (deficit)	$6,032,205	$6,094,423

Csquare, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities
Net loss	$(202,929)	$(78,654)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	258,986	190,937
Amortization of deferred financing costs	34,662	18,829
Employee loan extinguishment	8,340	—
Stock-based compensation	32,116	—
Loss on extinguishment of debt	6,833	6,881
Deferred income tax benefit	(6,451)	(13,027)
Gain on modification of leases	(40,043)	(51)
Unrealized loss on foreign exchange transactions	8,398	—
Other operating activities	6,135	56
Changes in operating assets and liabilities:
Accounts receivable	(77,791)	16,229
Prepaid and other current assets	(7,409)	2,784
Operating lease right-of-use assets	31,115	39,128
Due to (from) related parties	3,017	262
Other assets	(47,696)	(25,705)
Accounts payable and accrued expenses	5,563	(56,899)
Other long-term liabilities	118,798	46,251
Operating lease liabilities	(28,285)	(28,160)
Net cash provided by operating activities	103,359	118,861
Investing activities
Purchase of property and equipment	(442,576)	(150,809)
Purchase of previously leased property	—	(23,989)
Related party loans and deposits	127,590	(9,138)
Net cash used in investing activities	(314,986)	(183,936)
Financing activities
Proceeds from issuance of common stock, net of underwriting discounts and commissions	1,159,605	—
Borrowings on long term debt, net of discount	—	1,681,488
Repayments on long-term debt	(219,500)	(1,078,024)
Borrowings on revolving credit facility	177,000	322,000
Repayments on revolving credit facility	(911,000)	(217,900)
Repayment of finance lease liabilities	(8,953)	(12,144)
Distributions to members	(130,528)	(250,000)
Contributions from members	266	839
Borrowings - related party	75,000	—
Repayment on borrowings - related party	(75,000)	—
Payment of debt financing cost	(443)	(39,924)
Payment of deferred offering costs	(8,170)	—
Net cash provided by financing activities	58,277	406,335
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(781)	(189)
Cash, cash equivalents and restricted cash
Net change in cash, cash equivalents and restricted cash	$(154,131)	$341,071
Balance, beginning of period	403,416	120,587
Balance, end of period	$249,285	$461,658
Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$34,743	$315,546
Restricted cash	209,282	146,112
Long-term restricted cash held within Other assets	5,260	—
Total cash and cash equivalents and restricted cash	$249,285	$461,658
Supplemental disclosure of cash flow information:
Taxes paid	$5,058	$1,740
Interest paid	$219,762	$154,130

Csquare, Inc.

Disaggregation of Revenues

(in thousands)

Revenues

	Three Months Ended September 30,
(dollars in thousands)	2026	2025	$ Change	% Change
Colocation	$227,038	$179,242	$47,796	26.7%
Interconnection	24,286	26,117	(1,831)	(7.0%)
Other	12,724	8,635	4,089	47.4%
Recurring revenues	264,048	213,994	50,054	23.4%
Non-recurring revenues	12,158	12,306	(148)	(1.2%)
Metered power revenues	26,126	14,458	11,668	80.7%
Total revenues	$302,332	$240,758	$61,574	25.6%

	Nine Months Ended September 30,
(dollars in thousands)	2026	2025	$ Change	% Change
Colocation	$640,996	$533,800	$107,196	20.1%
Interconnection	73,899	80,151	(6,252)	(7.8%)
Other	38,327	31,133	7,194	23.1%
Recurring revenues	753,222	645,084	108,138	16.8%
Non-recurring revenues	31,859	33,311	(1,452)	(4.4%)
Metered power revenues	68,064	39,873	28,191	70.7%
Total revenues	$853,145	$718,268	$134,877	18.8%